EXECUTIVE AGREEMENT

THIS EXECUTIVE AGREEMENT (this "**Agreement**") dated as of February 6, 2008, is made and entered into by and between **THE DAVID J. JOSEPH COMPANY**, a Delaware corporation ("**Company**"), and **KEITH B. GRASS**, an individual resident of the State of Ohio ("**Executive**").

WHEREAS, pursuant to and in accordance with the terms of that certain Stock Purchase Agreement of even date herewith (the "**Purchase Agreement**"), by and among Parcs LLC, a Delaware limited liability company ("**Purchaser**"), SHV Nederland B.V. ("**Seller**") and the other parties thereto, as of the Closing Date (as such term is defined in the Purchase Agreement) (the "**Closing Date**"), Purchaser shall acquire one hundred percent (100%) of the issued and outstanding equity interests of Company's direct parent entity, and Company shall become an indirect wholly-owned subsidiary of Nucor Corporation ("**Nucor**");

WHEREAS, Company and its subsidiaries are engaged in the business of (i) trading, brokering and processing scrap metal and (ii) recycling, transporting and marketing scrap metal and substitutes thereof (the "**Business**");

WHEREAS, Executive is currently employed by Company as President and Chief Executive Officer; and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Parties desire to formalize Executive's employment with Company on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration for receipt by Executive of the Sign-On Bonus and the other promises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged and agreed, the Parties agree as follows:

1. **Employment and Term**. Company agrees, subject to the provisions of Paragraph 20 of this Agreement, to employ Executive in the position of President and Chief Executive Officer of Company and Executive Vice President of Nucor and Executive agrees to accept employment in this position, subject to the terms and conditions set forth in this Agreement. The term of Executive's employment under this Agreement (the "**Term**") shall begin as of the Closing Date and end December 31, 2011, unless sooner terminated in accordance with Paragraph 4 hereof. Following the expiration of the Term, Executive will be employed by Company at-will upon such terms as Company shall reasonably determine in accordance with Company's standard personnel polices regarding similarly situated senior management employees.

2. **Compensation and Benefits**. During the Term, Company will provide the following compensation and benefits to Executive:

(a) Sign-On Bonus. On the Closing Date, Nucor or Company shall pay Executive a one-time sign-on bonus in the amount of $100,000 (the "**Sign-On Bonus**") payable in a lump sum, less applicable deductions and withholdings.

(b) Base Salary. Company will pay Executive base compensation at an annual rate of $375,000 (the "**Base Pay**"), less applicable deductions and withholdings, payable pro rata in

equal periodic installments not less frequently than monthly. Executive's Base Pay is subject, on an annual basis, to adjustment up or down by Company at Company's Board of Directors' sole discretion.

(c) Incentive Compensation.

(i) General. Executive will be a participant in (or otherwise receive incentive compensation, equity-based awards and related benefits as if Executive were a participant in) (A) the Nucor Corporation Senior Officers Annual Incentive Plan (the "**AIP**"), (B) the Nucor Corporation Senior Officers Long Term Incentive Plan (the "**LTIP**") and (C) the Nucor Corporation 2005 Stock Option and Award Plan (the "**Equity Plan**") (as modified from time to time by, and in the sole discretion of, the Board of Directors of Nucor) on the same basis and under the same terms as a senior officer of Nucor. The parties acknowledge and agree that the opportunity to participate in, or otherwise receive the benefits of, the AIP, the LTIP and the Equity Plan is a substantial benefit that Executive did not have prior to the Closing Date.

(ii) Make-up for Proration of 2008 AIP Award. Company shall calculate the AIP Performance Award Executive would have received for 2008 if Executive had been employed under this Agreement and participating in the AIP commencing January 1, 2008 (Executive's "**Hypothetical 2008 AIP**"). In the event Executive's Hypothetical 2008 AIP exceeds Executive's actual AIP Performance Award for the 2008 Performance Period, Company shall pay the difference to Executive in cash (less applicable deductions and withholdings) on or about March 15, 2009.

(iii) Minimum LTIP Awards for 2008 through 2010 Performance Periods. Company shall calculate the LTIP Performance Awards Executive would have received for each of the Performance Periods ending December 31, 2008, December 31, 2009 and December 31, 2010 if (A) each of such Performance Periods had been a full three (3) fiscal years in duration, (B) Executive had been employed and participating in the LTIP for the full three (3) fiscal year period and (C) Executive's Base Salary at the beginning of each such Performance Period had been equal to the lowest base salary payable at the beginning of the Performance Period to any Nucor senior officer who was participating in the LTIP at the beginning of the Performance Period and who is participating in the LTIP and an Executive Vice President of Nucor at the end of the Performance Period (Executive's "**Hypothetical LTIP**"). In the event Executive's Hypothetical LTIP for any such Performance Period exceeds Executive's actual LTIP Performance Award for any such Performance Period, Company shall pay the difference to Executive in cash (less applicable deductions and withholdings) on or about March 15 following the end of the Performance Period. Any shares of Nucor stock included in Executive's actual LTIP Performance Award and the stock component of Executive's Hypothetical LTIP for a Performance Period shall be valued at the end of the Performance Period for purposes of comparing Executive's Hypothetical LTIP to Executive's actual LTIP Performance Award.

(iv) Equity Plan Award for 2008. Notwithstanding any contrary provision of the Equity Plan or any grant policy in effect under the Equity Plan, Executive shall be entitled to a performance-based restricted stock unit award and a baseline restricted stock unit award, each at the executive vice president award level, on June 1, 2008.

(d) 2008 and 2009 Minimum Total Compensation. As soon as practicable after December 31, 2008 and December 31, 2009, Company shall calculate the aggregate compensation Executive would have earned for his employment with Company if (i) the annual and long-term incentive compensation plans in effect as of December 31, 2007 (including the 2007 performance targets) described in Exhibit A attached hereto had remained in effect through each of such dates and (ii) Executive had received Base Salary of $500,000 (Executive's "**Hypothetical Total Compensation**"). For purposes of calculating Executive's Hypothetical Total Compensation for 2008 and 2009, Executive's long-term incentive award under Company's December 31, 2007 long-term incentive compensation plan will be equal to one-third (1/3) of Executive's long-term incentive target if Company's ROE is 15% or greater for such year. In the event Executive's Hypothetical Total Compensation for 2008 or 2009 exceeds the aggregate compensation payable to Executive by Company for 2008 (including compensation payable to Executive for the period preceding the Closing Date) or 2009, respectively, Company shall pay the difference to Executive in cash (less applicable deductions and withholdings) on or about April 15 following the end of such year.

(e) Nucor Severance Plan. Executive shall be eligible to participate in the Nucor Corporation Severance Plan for Senior Officers and General Managers effective January 1, 2012, including previous years of service with Company.

(f) Executive Employment Agreement. Effective as of January 1, 2012, the Company and Executive shall enter into an executive employment agreement the terms of which shall be substantially similar to the standard form of executive employment agreement between Nucor and each of Nucor's executive vice presidents.

(g) Other Benefits. Executive shall be eligible to participate in such other benefit plans and programs as are maintained by Company from time to time for its employees. Executive acknowledges that except as expressly provided in this Paragraph 2, such benefit plans and programs shall not include any plans or programs maintained by Nucor for its employees. For the purposes of all benefits policies, programs, and plans for which Executive is eligible hereunder, all of Executive's years of service with Company whether completed before or after the Closing Date will, to the extent permissible under such policies, programs and plans, be included in Executive's service years for Company. As of the date of this Agreement, Executive has completed 29.75 service years with Company.

(h) Company SERP. Executive acknowledges that Company amended Company's Defined Contribution Supplemental Executive Retirement Plan (the "**SERP**") effective as of the Closing Date to cease any additional credits of Company Contribution Amounts to Executive's Account Balance and that Executive's Account Balance, as adjusted based on the performance of the Measurement Fund, shall be paid to Executive in accordance with the SERP's payment provisions, which have not been amended.

3. **Duties and Responsibilities; Best Efforts**. While employed by Company, Executive shall perform such duties for and on behalf of Company and its Affiliates as Executive performed for Company and its Affiliates prior to the Closing Date and as may be determined and assigned to Executive from time to time by Company's Board of Directors. Executive shall devote his full business time and efforts to the business and affairs of Company, and Executive shall owe a duty of loyalty to Company. Executive agrees that he shall not take personal advantage of any business opportunities which arise during his employment with Company and which may benefit Company or any of its Affiliates. During the term of Executive's employment with Company, Executive may not undertake other paid employment or render or perform other services for compensation without the prior written consent of Company. For

the avoidance of doubt, but subject to the restrictive covenants set forth herein, Executive shall be permitted, during the Term, to engage in charitable and civic activities, including without limitation serving on the board of directors for non-for-profit organizations, and make passive investments in other businesses, so long as such activities do not interfere with Executive's employment duties and responsibilities.

4. **Termination**. Executive's employment under the terms of this Agreement shall terminate upon the earlier of the expiration of the Term or the first to occur of the following:

(a) Executive's death;

(b) Company's termination of Executive's employment with Cause upon written notice of termination to Executive;

(c) Company's termination of Executive's employment without Cause after no less than sixty (60) days' prior written notice of termination to Executive; or

(d) Executive's resignation after no less than sixty (60) days' prior written notice to Company.

For purposes of this Agreement, "**Cause**" shall mean (i) theft, fraud, dishonesty or gross and willful misconduct by Executive that is demonstrably and materially injurious to the Company, whether monetarily or otherwise, (ii) breach by Executive in any material respect of this Agreement which is not corrected within ten (10) days of notice by Company to Executive regarding such alleged breach, or (iii) Executive's failure to comply with the policies, standards, regulations or directives from Company's Board of Directors as issued from time to time, which is not corrected within ten (10) days of notice by Company to Executive regarding such alleged failure to comply.

5. **Post-Termination Payments**. Upon termination of employment with Company, Executive's right to further compensation and benefits under this Agreement shall cease; provided, however, (a) Executive (and his heirs in the event of Executive's death) shall remain entitled to any unpaid compensation and benefits accrued prior to such termination, any expense reimbursements to which Executive was entitled at the date of such termination, and any benefits under any Company benefit policy, program or plan due to a deceased, retired, disabled, or former employee, whichever is applicable and (b) if Executive's employment is terminated by Company without Cause, Company shall pay to Executive an amount equal to Executive's annual Base Pay in twelve (12) equal monthly installments commencing the first day of the month coinciding with or immediately succeeding the termination of Executive's employment.

WHENEVER THIS AGREEMENT IS EVENTUALLY TERMINATED OR EXPIRES, FOR ANY REASON OTHER THAN PURSUANT TO PARAGRAPH 20 HEREOF, EXECUTIVE'S POST-EMPLOYMENT OBLIGATIONS AND RIGHTS UNDER THIS AGREEMENT, AND EACH PARTY'S RESPECTIVE ENFORCEMENT RIGHTS SHALL CONTINUE IN FULL FORCE AND EFFECT.

6. **Recognition of Company's Legitimate Interests**. Executive understands and acknowledges that Company, its ultimate parent corporation, Nucor, and other Nucor-related companies and Affiliates compete in North America and throughout the world in the research, manufacture, processing, brokering, marketing, sale and distribution of steel and steel products (including but not limited to flat-rolled steel, steel shapes, structural steel, light gauge steel framing, steel plate, steel joists and girders, steel deck, steel fasteners metal building systems, metal joists, wire rod, welded-wire

reinforcement rolls and sheets, rebar, and structural welded-wire reinforcement) and steel or steel product inputs (including scrap metal, pig iron and DRI). Executive also acknowledges that as an executive of Company, Executive gained intimate knowledge of the Business and Confidential Information (as defined below) being acquired by Nucor pursuant to the Purchase Agreement and had valuable contact with Company customers and suppliers, that generated goodwill on behalf of Company. Executive and Company acknowledge that in Executive's position with Company he will have access to and knowledge of Company's and its Affiliates' Confidential Information. In addition, Executive will have access to training opportunities, direct contact with Company's customers, prospective customers and the customers of certain Company Affiliates, and will have intimate knowledge regarding Company's and the Affiliates' products and services. Executive recognizes and agrees Company and its Affiliates have spent substantial effort, time and money in developing their relationships with their customers, that many customers are long-term customers of Company or an Affiliate, and that all customers and accounts serviced by Executive or by Company's other employees or agents during his employment with Company, including all customers and accounts acquired for Company or an Affiliate by Executive, are the customers and accounts of Company or such Affiliate, as applicable. Executive acknowledges that Company's and its Affiliates' competitors would obtain an unfair advantage if Executive disclosed the Confidential Information to a competitor, used it on a competitor's behalf, or if he were able to exploit the relationships he developed as an employee of Company to solicit business on behalf of a competitor.

7. **Agreement to Maintain Confidentiality.**

(a) As used in this Agreement, "**Confidential Information**" shall include, without limitation, financial and budgetary information and strategies; facilities and plant design, specifications, and layouts; equipment design, specifications, and layouts; product design and specifications; manufacturing and scrap processing processes, procedures, and specifications; data processing or other computer programs; research and development projects; marketing information and strategies; customer lists; vendor lists; information about customer preferences and buying patterns; information about prospective customers, vendors, or business opportunities; information about Company's or its Affiliates' costs and the pricing structure used in sales to customers; information about Company's or its Affiliates' overall corporate business strategy; trade secrets; and technological innovations used in the Business. For purposes of this Agreement, information shall not be deemed to be "Confidential Information" to the extent that the information (i) is in the public domain, or hereafter becomes generally known or available through no action or omission on the part of Executive; (ii) is furnished to any person by Company or an Affiliate, as applicable, other than a subsidiary of or other affiliate of Company (or any person engaged thereby), without restriction on disclosure; or (iii) becomes known to Executive from a source other than Company or an Affiliate without a breach of this Agreement or any other agreement with Company or an Affiliate and without any restriction on disclosure.

(b) Except as otherwise provided in this Agreement, during Executive's employment with Company and after the termination of Executive's employment until the information in question is no longer confidential, Executive agrees to treat as confidential and not to disclose, and to use only for the advancement of the interests of Company, all Confidential Information Executive received, had access to, developed, or otherwise discovered while employed by Company. Executive will not disclose the Confidential Information to any person or entity and will not use the Confidential Information for Executive's own benefit or for the benefit of any person or entity other than Company or its Affiliates. This restriction will apply throughout the world.

(c) Without limitation to the generality of Paragraphs 7(a) and (b), Executive recognizes and agrees that he will have continued access to certain sensitive and confidential

information of Nucor and its Affiliates (i) that is not generally known in the steel business, which would be difficult for others to acquire or duplicate without improper means, (ii) that Nucor and its Affiliates strive to keep secret, and (iii) from which Nucor and its Affiliates derive substantial commercial benefit because of the fact that it is not generally known (the "**Secret Information**"). As used in this Agreement, Secret Information includes, without limitation: (i) Nucor's or its Affiliates process of developing and producing raw material, and designing and manufacturing steel and iron products; (ii) Nucor's or its Affiliates process for treating, processing or fabricating steel and iron products; (iii) Nucor's or its Affiliates non-public financial data, strategic business plans, competitor analysis, sales and marketing data, and proprietary margin, pricing, and cost data; and (iv) any other information or data which meets the definition of "trade secrets" under applicable law. Executive agrees that unless he is expressly authorized by Nucor in writing, Executive will not use or disclose, or allow to be used or disclosed, Secret Information. This covenant shall survive until the Secret Information is generally known in the industry through no act or omission of the Executive or until Nucor knowingly authorizes the disclosure of or discloses the Secret Information, without any limitations on use or confidentiality. Executive acknowledges that he did not have knowledge of Secret Information prior to his employment with Nucor and its Affiliates and that the Secret Information does not include Executive's general skills and know-how.

8. **Executive to Return Property**. Executive agrees that upon the earlier of (a) the termination of Executive's employment with Company, whether by Executive or Company for any reason or (b) the written request of Company, Executive (or in the event of the death or disability of Executive, Executive's heirs, successors, assigns and legal representatives), shall return to Company all property of Company and its Affiliates, including but not limited to all Confidential Information, notes, data, tapes, computers, disks, CD-ROMs, flash drives or other portable memory devices, lists, reference items, phones, documents, plans, sketches, drawings, software, product samples, rolodex cards, forms, manuals, keys, passwords, pass or access cards, and equipment, without retaining any copies or summaries of such property.

9. **Noncompetition.**

(a) Executive agrees that during his employment with Company and for a period of (i) two (2) years after termination of his employment for any reason other than termination by the Company without Cause or (ii) one (1) year after termination of his employment by the Company without Cause, whether individually or in partnership or association with any one or more persons or entities, or as a principal, partner, shareholder, agent, employee, consultant, or contractor, or in any other capacity, Executive will not, directly or indirectly, in the Restricted Territory (as defined in subparagraph (b) below), in competition with Company or its Affiliates:

(i) Engage in, assist, or supervise, or direct others in engaging in, the Business or any business activities substantially similar to the Business; or

(ii) Engage in work, other than during his employment with and as authorized by Company, that would inherently call on him in the fulfillment of his duties and responsibilities to reveal or otherwise use the Confidential Information of Company or its Affiliates; or

(iii) acquire any interest in any entity or business activity that owns or operates a business substantially similar to, or otherwise competitive with, Company in the Restricted Territory other than through an investment in securities listed on a national securities exchange in the United States or that are quoted on the National Association of

Securities Dealers Automated Quotations System, and then only so long as those securities do not represent more than one percent (1%) of the issued securities of any class of any one such entity.

(b) As used in this Agreement, the term "**Restricted Territory**" means:

(i) The United States of America, Canada and Mexico;

(ii) Each state and/or province in the United States, Canada and Mexico in which Company or any Affiliate conducted business during Executive's employment with Company up through and including the date of termination of Executive's employment with Company; and

(iii) Each state in the United States in which Company conducted business during Executive's employment with Company up through and including the date of termination of Executive's employment with Company.

10. **Nonsolicitation**. Executive hereby agrees that for the duration of Executive's employment with Company, and for a period two (2) years after termination of his employment for any reason, Executive will not, directly or indirectly, within the Restricted Territory, do any of the following:

(a) Solicit, contact, request, induce or attempt to influence any Customer to limit, curtail, cancel, or terminate any business it transacts with, products or services it receives from, or any business negotiations it is having with, Company or an Affiliate;

(b) Solicit, contact, request, induce or attempt to influence any Prospective Customer to terminate any business negotiations it is having with Company or an Affiliate or to otherwise not do business with Company or an Affiliate;

(c) Solicit, contact, request, induce or attempt to influence any Customer or Prospective Customer to purchase products or services from an entity other than Company and its Affiliates which are the same or substantially similar to those offered or otherwise available to the Customer or Prospective Customer by or from Company or an Affiliate; or

(d) Solicit, contact, request, induce or attempt to influence any Supplier of Company or an Affiliate to terminate any business negotiations it is having with Company or the Affiliate or to otherwise curtail or not do business with Company or the Affiliate.

(e) For purposes of this Paragraph 10, the following definitions shall apply:

(i) The term "**Customer**" shall mean:

(A) Any customer of Company or an Affiliate with whom Executive had significant contact or to whom Executive directly provided services on behalf of Company during the two (2)-year period preceding Executive's termination;

(B) Any customer of Company or an Affiliate with whom the employees directly reporting to Executive had significant contact or to whom the employees directly reporting to Executive provided services during the two (2)-year period preceding Executive's termination; or

(C) Any customer of Company or an Affiliate about whom Executive has obtained confidential information by virtue of his employment with Company;

Provided, however, that the term "Customer" shall not include any business or entity that no longer does business with Company or an Affiliate without any interference or violation of this Agreement by Executive (provided, however, that this exclusion shall not be construed to imply that any such businesses or entities are not or can not be Prospective Customers).

(ii) The term "**Prospective Customer**" shall mean any person or entity who, as of the date of determination, does not purchase the products or services of Company or an Affiliate, but who has been targeted by Company or an Affiliate as a potential user of the products or services of Company or an Affiliate and whom Executive participated in the solicitation of on behalf of Company or an Affiliate during the two (2) years preceding his termination.

11. **Anti-piracy**. Executive agrees that during his employment with Company and for a period of two (2) years after termination of his employment for any reason, Executive will not, directly or indirectly, encourage, contact, or attempt to induce any employees of Company or an Affiliate (a) with whom Executive had direct contact during the last two (2) years of Executive 's employment with Company, and (b) who are employed by Company or an Affiliate at the time of the encouragement, contact or attempted inducement, to end or curtail their employment relationship with Company or the Affiliate.

12. **Equitable Remedies**. Executive agrees that a breach by him of the provisions of this Agreement, including but not limited to any breach of the provisions of Paragraphs 7 through 11, will cause irreparable damage to Company incapable of measurement and for which money damages alone would be an insufficient remedy. Therefore, in the event of such breach or a threatened breach, Company or its Affiliate, as applicable, in addition to the remedy set forth above and any other remedies available at law or in equity, shall be entitled to enforce, without the need to post bond or similar security, the provisions of this Agreement by temporary, preliminary and permanent injunction to (a) restrain any violation by Executive, Executive's partners, agents, servants, employers, and employees, and all persons acting for or with Executive, and (b) compel specific performance of the terms and conditions of this Agreement. Nothing contained in this Agreement shall limit, abridge, or modify the rights of Company or its Affiliates under any statutes, including but not limited to the Ohio Trade Secrets Protection Act, or common law, or otherwise limit the remedies available to Company or its Affiliates.

13. **No Violation of Public Policy/Reasonableness of Restrictions**. Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Company under Paragraphs 7 through 12 of this Agreement and acknowledges and agrees that they are reasonable in scope, time, and territory; are designed to eliminate competition which would otherwise be unfair; do not interfere with Executive's exercise of his inherent skill and experience; are reasonably required to protect the legitimate interests of Company; and do not confer a benefit upon Company disproportionate to the detriment to Executive. Executive represents that in the event of the termination of Executive's employment for any reason, Executive's experience and capabilities are such that Executive can obtain employment in a capacity other than in competition with Company and its Affiliates and that enforcement of this Agreement by way of injunction will not prevent Executive from earning a livelihood. Executive certifies that he has had the opportunity to discuss this Agreement with any legal

advisors he chooses and that he understands its provisions and has entered into this Agreement freely and voluntarily.

14. **Applicable Law**. This Agreement shall be interpreted, construed, and governed according to the laws of the State of Ohio, regardless of choice of law principles to the contrary. Each party, for itself and its successors and assigns, hereby irrevocably (a) consents to the jurisdiction of the State and Federal courts located in the State of Ohio; and (b) waives any objection to any such action based on venue or *forum non conveniens*. Executive agrees that Company shall have the right to file and enforce any award, order, judgment, or injunction in any appropriate jurisdiction, and Executive waives service of process in connection with the filing and enforcement of the award, order, judgment, or injunction in any foreign jurisdiction and venue in which Company seeks to enforce the award, order, judgment, or injunction.

15. **Affiliate**. For purposes of this Agreement, the terms "**Affiliate**" or "**Affiliates**" shall mean Company and any individual, company, limited liability company, partnership, firm, joint venture, or other entity or association that (a) directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Company, including the power to direct or cause the direction of the management and policies of the person at issue, whether through the beneficial ownership of more than fifty percent (50%) of the equity securities of such person, election, or appointment of directors, by contract or otherwise and (b) is engaged in the Business.

16. **Entire Agreement; Amendments**. This Agreement supersedes, discharges and cancels all previous agreements related to Executive's employment with Company, and constitutes the entire agreement between the parties with regard to the subject matter hereof. No agreements, representations, or statements of any party not contained herein shall be binding on any other party hereto. Further, no amendment or variation of the terms or conditions of this Agreement shall be valid unless in writing and signed by Executive and Company.

17. **Severability**. The parties agree that if a court deems any of the provisions in this Agreement as applied to Executive too broad for the protection of Company's or its Affiliates' legitimate interests or otherwise unenforceable, the parties authorize the court to limit, reform or modify the restrictions to the extent reasonably necessary to protect Company's or its Affiliates' legitimate business interests. In the event such modification is impossible, the unenforceable provision shall be deemed severed from this Agreement and every other provision of this Agreement, including the remainder of the paragraph from which a provision is severed, shall remain in full force and effect.

18. **No Waiver**. No failure or delay by any party to this Agreement to enforce any right specified in this Agreement will operate as a waiver of such right, nor will any single or partial exercise of a right preclude any further or later enforcement of the right within the period of the applicable statute of limitations.

19. **Notices**. All notices and other communications required by this Agreement must be in writing and delivered personally, by email, facsimile transmission, U.S. Mail, or overnight courier to the address of the party to whom notice is being given and shall be deemed to be given when delivered. The mailing address, email address and facsimile machine phone number of the party is as set forth below. Any party hereto may, from time to time, by written notice to the other party, designate a different mailing address, email address or facsimile machine phone number, which shall be substituted for the one specified below for such party.

If to Company: The David J. Joseph Company
c/o Nucor Corporation
1915 Rexford Road
Charlotte, NC 28211
Attn: John Ferriola
Email: jferriola@nucor.com
Fax: (704) 367-8696

If to Executive : Keith B. Grass
[300 Pike Street]
[Cincinnati Ohio]
Email: [KBG@ASS.com]
Fax: [513-345-4397]

20. **Effectiveness**. In the event the Purchase Agreement is terminated in accordance with the terms thereof, this Agreement shall automatically be terminated and shall have no force or effect.

21. **Compliance with Code Section 409A**. Notwithstanding anything in this Agreement to the contrary, if (a) Executive is a specified executive as of the date of his separation from service and (b) any amount or benefit that Company determines would constitute non-exempt "deferred compensation" for purposes of Section 409A of the Internal Revenue Code of 1986 (the "**Code**") would otherwise be payable or distributable under this Agreement by reason of Executive's separation from service, then to the extent necessary to comply with Code Section 409A: (i) if the payment or distribution is payable in a lump sum, Executive's right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive's death or the first day of the seventh month following Executive's separation from service, and (ii) if the payment, distribution or benefit is payable or provided over time, the amount of such non-exempt deferred compensation or benefit that would otherwise be payable or provided during the six (6) month period immediately following Executive's separation from service will be accumulated, and Executive's right to receive payment or distribution of such accumulated amount or benefit will be delayed until the earlier of Executive's death or the first day of the seventh month following Executive's separation from service and paid or provided on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments, distributions or benefits will commence.

For purposes of this Agreement, the term "**separation from service**" shall be defined as provided in Code Section 409A and applicable regulations, and Executive shall be a "**specified executive**" during the twelve (12) month period beginning April 1 each year if the Executive met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the twelve (12) month period ending on the December 31 immediately preceding his separation from service.

IN WITNESS WHEREOF, Executive and Company have executed this Agreement as of the date first above written.

EXECUTIVE: ______________________(SEAL)
KEITH B. GRASS

COMPANY: **THE DAVID J. JOSEPH COMPANY**

By: ______________________
Name: JAMES H. GOETZ
Title: EXEC. V.P. + CFO

CHAR2\1070489v5

Exhibit A

Summary of Company's 2007 Annual and Long-Term Incentive Plan

Annual Incentive Plan.

Annual bonus based on achieving Net Income target of $28.2 million.

Annual bonus determined, using linear interpolation, using the following schedule:

% of Target Net Income Achieved	% of Target Bonus Paid
40%	20.0%
60%	40.0%
80%	60.0%
100%	100.0%
120%	140.0%
160%	180.0%
200%	220.0%
280%	300.0%
300%	310.0%
310%	312.5%
330%	316.0%
340%	317.0%

Annual incentive plan target bonus is 100% of base salary.

Long-Term Incentive Plan.

Individual is paid 100% of long-term incentive target if ROE of 15% or greater is achieved for the three year period ending 2007. No-long term incentive is paid if ROE is less than 15%, and there is no increase in the payout for ROE above the 15% target level.

Long-term incentive plan target bonus is 100% of base salary.